RENT-WAY FILES FORM 10-Q AND REPORTS FINAL FISCAL 2003
                              FIRST QUARTER RESULTS

   Final Results Reflect Change in Treatment of Discontinued Operations under
                                    SFAS 144

Erie, PA, February 14/PRNewswire-FirstCall/--Rent-Way, Inc. (NYSE: RWY) today filed its Form 10-Q for its fiscal first quarter ended December 31, 2002. As set forth in the Form 10-Q, the company reported consolidated revenues of $119.8 million for its first fiscal quarter versus $120.6 million in the same quarter last year. The decrease in revenue was mainly due to slightly positive same-store sales offset by a reduction in the number of stores year over year. Consolidated operating income for the quarter was $4.5 million compared to $1.3 million in the same period last year. First quarter EBITDA increased 27.8% to $10.6 million from $8.3 million in the year earlier fiscal quarter. For Rent-Way, EBITDA represents operating income plus depreciation of property and equipment plus amortization of intangibles.

As previously reported, the company signed an agreement to sell 295 stores to Rent-A-Center on December 17, 2002 and closed the transaction on February 8, 2003. In accordance with Statement of Financial Accounting Standards No. 144, these stores are required to be treated as discontinued operations. In the company's February 11 news release reporting its first quarter results, the operating results of these stores for the 14-day period following the signing of the sale agreement on December 17, 2002 were treated as discontinued operations. Following the news release and in connection with the preparation of the Form 10-Q, it was determined that the operating results of the sold stores should be treated as discontinued operations for all periods presented. This treatment is reflected in the Form 10-Q for the fiscal first quarter filed today. This change in treatment under SFAS 144 does not affect the company's previously reported first quarter net loss, net loss per share or balance sheet data. Statement of operations data for the first quarter reflecting this change in the treatment under SFAS 144 is included with this news release.

Rent-Way is one of the nation's largest operators of rental-purchase stores. Rent-Way rents quality, name-brand merchandise such as home entertainment equipment, computers, furniture and appliances from 759 stores in 33 states.



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                                 RENT-WAY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (all dollars in thousands except per share data)
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                                                                          For the three months ended
                                                                                December 31,
                                                                      2002                       2001
                                                                  (unaudited)                 (unaudited)

Revenues:
   Rental revenue                                            $ 96,787        80.8%      $ 96,840          80.3%
   Prepaid phone service revenue                                9,261         7.7%         9,203           7.6%
   Other revenue                                               13,790        11.5%        14,5            12.1%

Total Revenue                                                 119,838       100.0%       120,603         100.0%

Costs and operating expenses:
   Depreciation and amortization:
      Rental merchandise                                       28,693        23.9%        33,874          28.1%
      Property and equipment                                    5,656         4.7%         6,398           5.3%
      Amortization of goodwill and other                          478         0.4%           615           0.5%
      intangibles
   Cost of prepaid phone service                                5,727         4.8%         5,482           4.5%
   Salaries and wages                                          33,745         8.2%        30,486          25.3%
   Advertising, net                                             8,760         7.3%        10,320           8.6%
   Occupancy                                                    7,660         6.4%         8,033           6.7%
   Other operating expenses                                    24,625        20.5%        24,089          20.0%

         Total costs and operating expenses                   115,344        96.2%       119,297          98.9%


         Operating income                                       4,494         3.8%         1,306           1.1%


Other income (expense):
Interest expense                                              (11,168)       -9.3%       (16,569)        -13.7%

Interest income                                                    11         0.0%           213           0.2%

Other income (expense), net                                     1,487         1.24%        1,778           1.5%

      Income (loss) before income taxes                        (5,176)       -4.3%       (13,272)        -11.0%


Income tax expense                                              1,430         1.2%        10,622           8.8%


Loss before change in accounting principle
and discontinued operations                                    (6,606)       -5.5%       (23,894)        -19.8%


Cumulative effect of change in accounting principle                 -         0.0%       (41,527)        -34.4%

Income from discontinued operations                             1,245         1.0%         1,199           1.0%


Net loss                                                    $  (5,361)       -4.5%     $ (64,222)        -53.3%

Loss per common share:
    Basic loss per common share
       Loss before change in accounting principle
       and discontinued operations                          $  (0.26)                  $  (0.97)
        Net loss                                            $  (0.21)                  $  (2.62)

    Diluted loss per common share
       Loss before change in accounting principle
       and discontinued operations                          $  (0.26)                  $  (0.97)
        Net loss                                            $  (0.21)                  $  (2.62)

Weighted average common shares outstanding:
    Basic
                                                               25,686                     24,512

    Diluted
                                                               25,686                     24,512

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